Exhibit 5




                       FIRST AMENDMENT TO RIGHTS AGREEMENT


              FIRST AMENDMENT (the "Amendment"), dated as of May 6, 1997, to the Rights Agreement, dated as of February 29, 1996 (the "Rights Agreement"), between Offshore Logistics, Inc., a Delaware corporation (the "Company") and ChaseMellon Share-holder Services, L.L.C. (formerly Chemical Mellon Shareholder Services, L.L.C.), as Rights Agent (the "Rights Agent").

              The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

              In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

              1. Section 1(a) of the Rights Agreement is hereby amended by deleting each reference to "20%" in such section and replacing each such reference with "10%".

              2. Section 3(a) of the Rights Agreement is hereby amended by deleting the reference to "20%" in clause (ii) thereof and replacing such reference with "10%".

              3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

              4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

              5. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.





              6. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


         Attest:                            OFFSHORE LOGISTICS, INC.


         By: /s/ Patricia Como              By: /s/ George M. Small
            Name:  Patricia Como               Name:  George M. Small
            Title: Corporate Controller        Title: Vice President and
                                                      Chief Financial
                                                      Officer


         Attest:                            CHASEMELLON SHAREHOLDER
                                            SERVICES, L.L.C.


         By: /s/ Joseph Flood               By: /s/ Jared Fassler
            Name:  Joseph Flood                Name:  Jared Fassler
            Title: Assistant Vice              Title: Assistant Vice
                   President                          President